Exhibit 99.1

WAUWATOSA HOLDINGS, INC.
11200 W. PLANK CT.
WAUWATOSA WI  53226

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For Immediate Release-7/24/08

At a special meeting of shareholders held on July 18, 2008, the shareholders of Wauwatosa Holdings, Inc. (the “Company”) approved an amendment to the Company’s charter changing its name to Waterstone Financial, Inc. The charter amendment is effective August 1, 2008. The Company’s stock will continue to be traded on the NASDAQ Global Select Market and, effective August 1, 2008, the Company’s ticker symbol will change from WAUW to WSBF.

The Company is the holding company for WaterStone Bank SSB, formerly Wauwatosa Savings Bank, which is headquartered in Wauwatosa, Wisconsin. The holding company name change is a result of the bank’s decision to change its name in May, 2008, due to increased growth in both branch offices and additional product lines. Doug Gordon, President and CEO of WaterStone Bank stated, “A name change is necessary to better reflect what we are now, and what we plan to be in the future.”

WaterStone Bank was established in 1921 and has branch offices located in Wauwatosa, Franklin/Hales Corners, Germantown/Menomonee Falls, Oak Creek, Oconomowoc, Pewaukee, Waukesha, and West Allis.

For more information, please contact
Anne Kahl, Public Relations and Events Coordinator
WaterStone Bank (414) 459-4183
annekahl@wsbonline.com

7/21/08 AKahl